Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-197040, and 333-199104) of Bankwell Financial Group, Inc. of our report dated March 13, 2015, relating to the financial statements of Bankwell Financial Group, Inc. which appears in this Form 10-K.

/s/ Whittlesey & Hadley, P.C.

Hartford, Connecticut
March 16, 2015